MONTANA ACQUISITION CORPORATION
                             SUBSCRIPTION AGREEMENT


To:      Montana Acquisition Corporation
         241 Morner Road
         Rensselaer, New York 12144

Gentlemen:

You have informed me that Montana Acquisition Corporation, a Delaware corporation (the "Company"), is offering up to 10,000 shares of its $.001 par value common stock (the "Common Stock") at a price of $4.00 per share as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus").

1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "Capital Bank & Trust Company as Escrow Agent for Montana Acquisition Corporation" or any other consideration satisfactory to the Company (the "Funds"), representing the payment of $4.00 per share for the number of shares of the Common Stock indicated below.

2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company shall reject this subscription, if at all, in writing within ten business days after receipt of this subscription. Subscriptions not rejected by the Company within this ten day period shall be deemed accepted by the Company. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges that he has received a copy of the Prospectus and agrees to be bound by the terms of this Agreement.

4. REVOCATION. The undersigned agrees that once this Subscription Agreement is accepted by the Company, it may not be withdrawn by him. Therefore, until the earlier of the expiration of ten business days after receipt by the Company of this Subscription Agreement or acceptance of this Subscription Agreement by the Company, the undersigned may withdraw his or her subscription and receive a full refund of the subscription price. The undersigned agrees that, except as provided in this Section 4, he shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death or disability of the undersigned.

By executing this subscription agreement, the subscriber is not waiving any rights he may have under federal securities laws, including the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.

Please fill in the information requested below, make your check payable to "Capital Bank & Trust Company as Escrow Agent for Montana Acquisition Corporation" and mail Subscription Agreement, Stock Certificate Registration Instructions and check to the attention of


---------------                                   -----------------------
No. of Shares                                     (Signature of Subscriber)
Subscribed

$--------------                                   -----------------------
Funds Tendered ($4.00                             Name (Please Print or Type)
per share subscribed)

Date:___________, 2001 _________

Phone Number:

_______________ (Home)

_______________ (Office)


__________________________________
(residence street address)


__________________________________
(city, state and zip code)


__________________________________
(social security or other taxpayer
identification number)


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